UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Axion International Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

AXION INTERNATIONAL TO HOLD 2010 ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 22

NEW PROVIDENCE, N.J. – Axion International (OTCBB: AXIH), producer of the world’s strongest recycled, composite plastic industrial building products, announced it has distributed proxy materials to shareholders for its 2010 annual meeting of shareholders to be held on Friday, October 22, 2010. The meeting, initially planned for October 13, 2010, is open only to shareholders of record as of September 2, 2010 and will commence at 10:00 AM ET at the Best Western Murray Hill Inn in New Providence, New Jersey.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance. For additional information, please visit Axion’s corporate website: www.axionintl.com

Corporate Relations

Jason Baum
908-542-0888
jbaum@axionintl.com

Media Relations

Sean Mahoney
310-867-0670
seamah@gmail.com